Exhibit 10.34
December 21, 2006
Mr. Gregory W. Gurley
9003 Sand Ridge Drive
Holland, OH 43528
Dear Greg:
This letter confirms our offer for you to join Huttig Building Products, Inc., as Vice President — Marketing and Product Management reporting to Jon Vrabely, President and Chief Executive Officer. It is anticipated that your employment with the Company will begin no later than January 29, 2007.
This offer is contingent on your satisfactory completion of the requirements of our pre-employment screening process, in accordance with company policy, which may include drug testing, background inquiries, criminal background check, and possibly a motor vehicle history. In addition, because the U.S. Immigration Reform and Control Act requires employers to verify employment eligibility for all new hires, your employment with Huttig depends on successful verification of eligibility within three days of your start date.
Compensation
Your annual base salary will be $225,000, which will be paid semi-monthly. You will also receive a $10,000 signing bonus, payable within the first 30 days of your employment. As the Vice President — Marketing and Product Management, you will be eligible to participate in and receive bonus awards under the Company’s Executive Incentive Plan, which is based on a calculation of Economic Value Added and which may change from time to time as approved by the Compensation Committee of the Board of Directors. In addition, we will recommend to the Board of Directors that you be awarded 20,000 shares of restricted stock. The amount of the grant and effective date is at the discretion of the Board, but is expected to be between April 1 through April 30, 2007.
You will be provided a company-leased vehicle in accordance with the Company leased vehicle program or $650 per month in lieu of being furnished a company leased vehicle. The Company will also provide you with a laptop and cell phone.
Relocation
As a condition of your employment with the Company, you will be required to relocate to the St. Louis, Missouri, area. Therefore, the Company will provide with the relocation benefits described in Policy HP-414, Relocation Expense. The Company will also provide you with temporary housing for up to a 6-month period.
Employee Benefits
Since you will be classified as a full-time salaried employee, you and any eligible family members will be qualified to participate in our group health insurance plan and our 401(k) plan effective on the first day of the month following 30 calendar days of continuous employment. You will also be eligible to purchase Huttig Building Products common stock through the Employee Stock Purchase Plan upon commencement of your employment.

Vacation Eligibility
On an annual basis, you will be entitled to 15 days of vacation.
By your signature below, you acknowledge that your employment with Huttig is an “at will” relationship for no definite time period and can be terminated at any time, with or without notice, and with or without cause, by either party.
We are excited to extend to you this offer of employment and look forward to working with you. If you have any questions, please feel free to contact me at 314-216-2615.
Yours truly,
/s/ Jon P. Vrabely
Jon Vrabely
President and Chief Executive Officer

Accepted	/s/ Gregory W. Gurley	Date	12/26/06
Gregory W. Gurley
cc:                 Darlene Schroeder, Vice President — Human Resources